EXHIBIT 17.1

September  30,  2005

To  The  Board  of  Directors:

I hereby resign my position as Chief Financial Officer of Bootie Beer Corporation effective immediately.

I  wish  the  best  in  your  future  endeavors.

If  you  should  need  anything  further  please  do not hesitate to contact me.


Kindest  Regards,

/s/Dennis Bryson
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Dennis Bryson
Chief Financial Officer